UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/07/2013

LeMaitre Vascular, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33092

Delaware	04-2825458
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

63 Second Avenue
Burlington, MA 01803
(Address of principal executive offices, including zip code)

781-221-2266
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On November 7, 2013 and effective as of that date, William N. Thorndike, Jr. resigned from the Board of Directors of LeMaitre Vascular, Inc. (the "Company"), as further described in the press release filed herewith as Exhibit 99.1.

(d) On November 8, 2013, the Board of Directors (the "Board") of the Company appointed Michael H. Thomas as a director of the Company, a member of the Compensation Committee and the chairman of the Nominating and Corporate Governance Committee of the Board, in each case effective immediately. Mr. Thomas will serve as a Class II director and will hold office until the Company's 2014 annual stockholders meeting, subject to his earlier resignation, removal or death.

There are no arrangements or understandings between Mr. Thomas and any other persons pursuant to which he was selected as a director. Mr. Thomas has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Thomas will be compensated according to the Company's Non-Employee Director Compensation Policy and will also be entitled to indemnification pursuant to the standard indemnification agreement between the Company and its officers and directors.

Under the Non-Employee Director Compensation Policy, non-employee directors of the Company receive an annual retainer for Board membership of $10,000 and an annual retainer for each committee membership of $1,000, except that members of the Audit Committee receive an annual retainer for committee membership of $2,500. The chairmen of the Company's committees receive an annual retainer of $5,000, except that the chairman of the Audit Committee receives an annual retainer of $15,000. Annual retainer payments are pro-rated based upon days of service in the event a non-employee director joins or leaves the Board during any calendar year. Non-employee directors also receive a fee of $2,500 for each regularly scheduled quarterly Board meeting attended in person, $1,000 for each regularly scheduled quarterly Board meeting attended by telephone or videoconferencing, $500 for each special Board meeting attended either in person or by telephone or videoconferencing, and $500 for each committee meeting attended either in person or by telephone or teleconference. Aggregate cash compensation paid to any non-employee director for any year may not exceed $40,000 without the approval of the Board. As Mr. Thomas has been appointed chairman of the Company's Nominating and Corporate Governance Committee and a member of the Compensation Committee, he will be entitled to an annual retainer of $16,000 in the aggregate for his service and also fees for attendance at meetings as set forth above.

As a non-employee director, Mr. Thomas will also be eligible to receive (i) an option to purchase 20,000 shares of the Company's common stock in connection with his initial appointment to the Board and (ii) an option to purchase 7,500 shares of the Company's common stock at the first Board meeting following each annual meeting of the Company's stockholders, provided that he has served as a director for at least six months at such time.

Mr. Thomas will also be reimbursed for out-of-pocket expenses incurred on the Company's behalf and eligible to participate in the Second Amended and Restated 2006 Stock Option and Incentive Plan on an ad hoc basis from time to time at the discretion of the Board.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits.

The following exhibit is filed as part of this report:

Exhibit No.        Description
99.1                 Press release dated November 11, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeMaitre Vascular, Inc.

Date: November 12, 2013	By:	/s/ Joseph P. Pellegrino, Jr.
Joseph P. Pellegrino, Jr.
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release dated November 11, 2013